SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                           LAIDLAW GLOBAL CORPORATION
             (Exact name of registrant as specified in its charter)


           Delaware                                       13-4093923
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)


                                 100 Park Avenue
                               New York, NY 10017
               (Address of principal executive offices) (Zip Code)


                                 NOT APPLICABLE
                            (Full title of the plan)


                     (Name and address of agent for service)


                                 (212) 376-8800
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                              Proposed             Proposed
                                                               maximum              maximum
   Title of each class of           Amount of shares     offering price per        aggregate              Amount of
securities to be registered         to be registered          share (1)          offering price      registration fee(2)
---------------------------         ----------------          ---------          --------------      -------------------
Common Stock,
$0.00001 par value per                   500,000                $1.00               $500,000               $132.00
share
------------------------------------------------------------------------------------------------------------------------
          Total                          500,000                $1.00               $500,000               $132.00
                                         =======                =====               ========               =======

(1) Maximum offering price of $1.00 per share reflects the average of the bid and asked price of the Company's Common Stock as of October 25, 2000.

(2) Calculated pursuant to Rule 457(c) based on the average of the bid and asked price of the Company's Common Stock as of October 25, 2000.

================================================================================

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, previously filed by Laidlaw Global Corporation, Inc. ("Laidlaw Global" or the "Registrant") with the Securities and Exchange Commission, are incorporated by reference in this Registration
     Statement:

          The Registrant's latest annual report on Form 10-KSB for the year ended December 31, 1999;

          The Registrant's Quarterly Reports on Form 10-QSB for the three month period ended March 31, 2000;

          The Registrant's Quarterly Report on Form 10QSB for the three month period ended June 30, 2000;

          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, for the period since December 31, 1999;

          The  description  of the  Registrant's  Common Stock under the heading
          "ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED." contained in the registration statement of the Registrant on Form 8-A (File No. 33- 37203-D), and all amendments or reports filed for the purpose of updating such description.

     All other reports and other documents  filed by the Registrant  pursuant to
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of this offering shall be incorporated by reference into this Registration Statement and shall be deemed to be a part of this Registration Statement from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable to this Registration Statement.

Item 5. Interest of Named Experts and Counsel

     Not Applicable to this Registration Statement.

Item 6. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities as they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that the Company may indemnify its directors and officers and we intend to enter into agreements to indemnify our directors to the full extend permitted by law. These arrangements, among other things, will indemnify our directors for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding including, but not limited to any action by or in the right of the Company, on account of services as a director of the Company, or as a director or officer of any other company or enterprise to which the person provides services at our request. We also intend to purchase liability insurance covering our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding, is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation provides that our directors shall not be liable for monetary damages for breach of such director's fiduciary duty of care to us and our stockholders except for liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. This provision does not eliminate the duty of care and, inappropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director's responsibilities under any other law such as the federal or state securities or environmental laws.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, no are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7. Exemption from Registration Claimed

     Not applicable to this Registration Statement.

Item 8. Exhibits

     See Index to Exhibits.

Item 9. Undertakings

     A.   The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement; and

     (2) that for the purpose of determining any liability under the Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 10th day of November, 2000.


                                       LAIDLAW GLOBAL CORPORATION, INC.



                                       By:  /S/ Roger Bendelac
                                          -------------------------------------
                                                Roger Bendelac, C.E.O.

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS

     Each person whose signature appears below constitutes and appoints Roger Bendelac, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


             SIGNATURE                     TITLE                   DATE
             ---------                     -----                   ----


  /s/ Anastasio Carayannis               Director           November 10, 2000
--------------------------------
    Anastasio Carayannis


     /s/ Daniel Bendelac                 Director           November 10, 2000
--------------------------------
       Daniel Bendelac


     /s/ Larry D. Horner                 Director           November 10, 2000
--------------------------------
       Larry D. Horner


  /s/ Jean-Marc Beaujolin                Director           November 10, 2000
--------------------------------
    Jean-Marc Beaujolin

     /s/ John P. O'Shea                  Director           November 10, 2000
--------------------------------
       John P. O'Shea

                                  EXHIBIT INDEX


EXHIBIT                                  DESCRIPTION
-------                                  -----------

  5.0             Opinion Re: Legality, of Beckman, Millman & Sanders LLP
                                   dated August 25, 2000

 10.0 Consulting Agreement by and between Kazi Hasan and Laidlaw Global Corporation, dated October 17, 2000

 23.0                          Consent of Grant Thornton LLP

 24.0           Power of Attorney (included on the Signature Page hereof)